EXHIBIT 99
NEWS RELEASE
Camco Financial Announces Resignation of Chairman and CEO
Cambridge, Ohio [Nasdaq: CAFI) — Camco Financial Corporation (Camco), acting through its Board of Directors, today announced the resignation of Richard C. Baylor as Chairman, Chief Executive Officer and President effective immediately.
“We appreciate the ten years of service and leadership that Mr. Baylor has provided and wish him well in his future endeavors,” stated Susan J. Insley, lead independent director.
James Huston, who has been serving as a consultant to Camco since September, 2008, will be assuming Mr. Baylor’s duties immediately while the Board finalizes its search for a new chief executive officer. “Jim Huston is an ideal individual to take on these executive responsibilities,” noted Ms. Insley. “He has been working closely with the Board on strategic and business planning and his capabilities and valuable experience in the financial services industry will serve the company, our employees and our customers well. Mr. Baylor also will be available to consult with Mr. Huston to assure appropriate continuity as the Bank moves forward.”
Mr. Huston, a resident of Westerville, Ohio, served in senior executive capacities (including Chairman, President and Chief Executive Officer) of First Consumers National Bank, Portland, Oregon from 2001 to 2004. He served as Executive Vice President and Chief Financial Officer of Aames Financial Corporation, Los Angeles, California from 2000-2001. From 1992 — 2000, Mr. Huston was employed at Bank One Corporation, Columbus, Ohio where he served in a series of executive roles, including Senior Vice President, Chief Financial Officer, Bank One Consumer Financial Services from 1997 — 2000. His experience also includes executive and management positions at CRT, Inc., Columbus, Ohio and City Loan Bank & City Loan Financial Services, Lima, Ohio.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia.
Additional information about Camco may be found on Camco’s web site:
www.advantagebank.com